Exhibit (a)(1)(D)

FORM OF EMAIL ANNOUNCEMENT OF OFFER TO EXCHANGE (From Exchange mailbox)

Date:

To: [Eligible Option holder]

We are pleased to announce that Riverbed Technology, Inc. (“Riverbed” or the “Company”) is officially launching its Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange” or the “Offer”), May 1, 2008. The offer and withdrawal rights will remain open until May 29, 2008 at 9:00 p.m., U.S. Pacific Time, unless the Offer is extended. You may take advantage of the Offer to Exchange with respect to your Eligible Options (as defined below).

An option will be deemed to be an “Eligible Option” if it meets each of the following conditions:

(i)	The option was granted under the Company’s 2006 Equity Incentive Plan.

(ii)	The option was granted prior to May 1, 2008 with an exercise price per share greater than or equal to $16.404.

(iii)	The option is held by an individual who is, on the date of grant for the new option, a current employee of the Company (or any Riverbed subsidiary) and not located in China or the Philippines. However, executive officers of the Company and members of the Company’s Board of Directors are not eligible to participate.

(iv)	The option is outstanding on the expiration date of the Offer.

Information regarding your Eligible Options is available at the Offer website (https://riverbed.equitybenefits.com/). The Offer website also contains detailed information regarding the Offer and Election Forms to participate in the Offer. Please read and carefully consider all of this information. If you are not able to access the website, copies of the offering materials and Election Forms are available from Wendy Jennings, our Director of Employee Shareholder Services, at:

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, California 94105

Tel: (415) 247-6329

Fax: (415) 520-9364

E-mail: wendy.jennings@riverbed.com

The specifics of the program are described in the “Schedule TO - Tender Offer Statement Filed with the SEC” and the related exhibits.

The “Schedule TO - Tender Offer Statement Filed with the SEC” is available by clicking on this hyperlink: https://riverbed.equitybenefits.com/Documents/OfferToExchange.pdf.

We urge you to read the “Schedule TO—Tender Offer Statement Filed with the SEC” and the related exhibits carefully.

You may call the Offer to Exchange Hotline at (415) 543-2101 with any questions.

To elect to participate in the Offer with respect to your Eligible Options, please see the key steps described below.

Key Steps

In order to participate in the Offer, please follow these steps:

•	Log on to the Offer website at https://riverbed.equitybenefits.com/.

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To access the Offer website, use your User Name, which is [User Name Field]. Your password is the date of your birth in the format of mmddyyyy. If you have difficulties logging in, please contact the Offer to Exchange Hotline at (415) 543-2101.

•	Review the list of your Eligible Options and carefully read the documents contained on the website.

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Click on the MAKE AN ELECTION button to proceed with your election and follow the directions provided on the Offer website. Once you reach the Election Form, you will need to check the appropriate boxes next to each of your Eligible Options to indicate whether or not you are tendering your Eligible Options for exchange in accordance with the terms of the Offer.

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After completing the Election Form, you will be allowed to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections, you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to the Terms of Election will you be directed to the Election Confirmation Statement page.

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Please print and retain a copy of your Election Confirmation Statement for your records. You will also receive an e-mail confirming your election. If you do not receive this e-mail within 2 business days following the date of your election, please contact the Offer to Exchange Hotline at (415) 543-2101.

If you do not make your election through the Offer website, your properly signed and completed Election Form must be received via facsimile or by hand delivery by 9:00 p.m., Pacific Time, on May 29, 2008 by:

Wendy Jennings

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, California 94105

Fax: (415) 520-9364

Although the Compensation Committee of the Board of Directors has approved the Offer, neither we nor the Compensation Committee of the Board of Directors make any recommendation as to whether you should accept or refrain from accepting the Offer. You must make your own decision about the Offer, taking into account your own personal circumstances and preferences. You should carefully review the materials provided or referred to in this package. We recommend that you consult with your personal financial, tax and legal advisors in deciding whether to accept the Offer.

KEY DATES TO REMEMBER

The commencement date of the Offer is May 1, 2008.

The Offer expires at 9:00 p.m., U.S. Pacific Time, on May 29, 2008 (unless we extend the Offer).

The Eligible Options that have been tendered will be cancelled on May 29, 2008 or, if the Offer is extended, the date of the expiration of the Offer.

The new options will be granted on May 30, 2008 or, if the Offer is extended, the first business day after the expiration of the Offer.